Exhibit 8.1

March 17, 2015

Newell Rubbermaid Inc.

Three Glenlake Parkway

Atlanta, Georgia 30328

Attn: Bradford R. Turner, Esq., Senior Vice President, General Counsel and Corporate Secretary

Ladies and Gentlemen:

We have acted as counsel to Newell Rubbermaid Inc., a Delaware corporation (“Newell Rubbermaid”), in connection with the preparation and execution of the Agreement and Plan of Merger, dated as of December 13, 2015 (the “Merger Agreement”), by and among Newell Rubbermaid, NCPF Acquisition Corp. I, a Delaware corporation and wholly-owned subsidiary of Newell Rubbermaid (“Merger Sub 1”), NCPF Acquisition Corp. II, a Delaware corporation and wholly-owned subsidiary of Newell Rubbermaid (“Merger Sub 2”), and Jarden Corporation, a Delaware corporation (“Jarden”).

Pursuant to the Merger Agreement, Merger Sub 1 will merge with and into Jarden, with Jarden surviving (the “First Merger”), and immediately thereafter, Jarden will merge with and into Merger Sub 2, with Merger Sub 2 surviving (the “Second Merger” and together with the First Merger, the “Mergers”). The Mergers and certain other matters contemplated by the Merger Agreement are described in the Registration Statement on Form S-4 (the “Registration Statement”) of Newell Rubbermaid, which includes the information/proxy statement-prospectus relating to the Mergers (the “Proxy Statement-Prospectus”). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Registration Statement.

ALKHOBAR • AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS DETROIT • DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • JEDDAH • LONDON • LOS ANGELES MADRID • MEXICO CITY • MIAMI • MILAN • MOSCOW • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH • RIYADH SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

March 17, 2016

In connection with this opinion, we have examined and are familiar with the Merger Agreement, the Registration Statement, and such other presently existing documents, records, and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed for purposes of this opinion, without any independent investigation or examination thereof, (i) that the Mergers will be effective pursuant to the laws of the state of Delaware as consummated in accordance with the provisions of the Merger Agreement and in the manner contemplated by the Proxy Statement-Prospectus, and that the parties have complied with and, if applicable, will continue to comply with, the covenants, conditions and other provisions contained in the Merger Agreement without any waiver, breach or amendment thereof (other than the changes to Section 2.1(b)(iii) of the Merger Agreement as a result of the Consent Letter dated January 11, 2016); (ii) the continuing truth and accuracy at all times through the effective time of the Second Merger (the “Second Effective Time”) of the statements, representations and warranties made by Newell Rubbermaid, Merger Sub 1, Merger Sub 2, and Jarden in the Merger Agreement and the Proxy Statement-Prospectus; (iii) the continuing truth and accuracy at all times through the Second Effective Time of the officer’s certificates provided and to be provided by Newell Rubbermaid, Merger Sub 1, Merger Sub 2, and Jarden; and (iv) that any such statements, representations or warranties made “to the knowledge” or based on the belief or intention of Newell Rubbermaid, Merger Sub 1, Merger Sub 2, and Jarden or similarly qualified are true and accurate, and will continue to be true and accurate at all times through the Second Effective Time, without such qualification. This opinion addresses only “U.S. holders” of Jarden common stock, described in the Registration Statement, who hold that stock as capital assets.

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth in the Registration Statement, we are of the opinion that (i) the Mergers, taken together, will qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the following material U.S. federal income tax consequences generally will result from such qualification of the Mergers, taken together, as a reorganization:

•	Exchange of Jarden Common Stock for a Combination of Newell Rubbermaid Common Stock and Cash. Except with respect to cash received in lieu of a fractional share of Newell Rubbermaid common stock, a U.S. holder who surrenders shares of Jarden common stock in exchange for a combination of Newell Rubbermaid common stock and cash will recognize gain (but not loss) equal to the lesser of:

(i) the excess, if any, of the cash (excluding cash received in lieu of fractional shares) plus the fair market value of any Newell Rubbermaid common stock received (including such fractional share for which cash was paid) in the First Merger, over such U.S. holder’s adjusted tax basis in the shares of Jarden common stock surrendered by such U.S. holder in the First Merger, and

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(ii) the cash received by such U.S. holder in the First Merger (other than cash received in lieu of a fractional share of Newell Rubbermaid common stock).

Any capital gain generally will be long-term capital gain if such U.S. holder held the shares of Jarden common stock for more than one year at the First Effective Time. In some limited cases where the U.S. holder actually or constructively owns Newell Rubbermaid stock before the First Merger, such gain may be treated as having the effect of the distribution of a dividend to such U.S. holder under the tests set forth in Section 302 of the Code, in which case such gain would be treated as ordinary dividend income.

Such U.S. holder’s aggregate tax basis in the Newell Rubbermaid common stock received by the U.S. holder in the First Merger, including any fractional share deemed received by the U.S. holder, will equal the U.S. holder’s aggregate tax basis in the Jarden common stock surrendered in the First Merger, increased by the amount of taxable gain or dividend income, if any, recognized by the U.S. holder in the First Merger (other than any gain recognized on the receipt of cash in lieu of a fractional share of Newell Rubbermaid common stock), and decreased by the amount of cash, if any, received by such U.S. holder in the First Merger (other than any cash received in lieu of a fractional share of Newell Rubbermaid common stock). The holding period for the shares of Newell Rubbermaid common stock received in the First Merger, including any fractional share deemed received by the U.S. holder, generally will include the holding period for the shares of Jarden common stock exchanged therefor.

•	Exchange of Jarden Common Stock Solely for Cash Pursuant to Stockholder Appraisal Rights under Delaware Law. A U.S. holder who surrenders all of its shares of Jarden common stock solely in exchange for cash in the First Merger pursuant to stockholder Appraisal Rights under Delaware corporate law generally will recognize capital gain or loss equal to the difference between the amount of cash received by such U.S. holder and the U.S. holder’s adjusted tax basis in the shares of Jarden common stock exchanged therefor. Any capital gain generally will be long-term capital gain if such U.S. holder held the Jarden shares for more than one year at the First Effective Time.

•	Cash in Lieu of Fractional Shares. No fractional shares of Newell Rubbermaid common stock will be issued to holders of shares of Jarden common stock pursuant to the Mergers. A U.S. holder that receives cash in lieu of a fractional share of Newell Rubbermaid common stock in connection with the First Merger will generally recognize capital gain or loss measured by the difference between the cash received for such fractional share and the U.S. holder’s tax basis in the fractional share. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder held the shares of Jarden common stock for more than one year at the First Effective Time.

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•	Consequences to Newell Rubbermaid, Jarden, Merger Sub 1, and Merger Sub 2. None of Newell Rubbermaid, Jarden, Merger Sub 1, or Merger Sub 2 will recognize any gain or loss for U.S. federal income tax purposes as a result of the Mergers.

This opinion is based on the Code, applicable Treasury regulations, administrative interpretations, and court decisions, each as in effect as of the date of the Registration Statement. There can be no assurance that changes in the law will not take place that could affect the U.S. federal income tax consequences of the Mergers, or that contrary positions may not be taken by the Internal Revenue Service. Moreover, in the event that any of the facts, statements, descriptions, covenants, representations, warranties, or assumptions upon which we have relied is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion does not address the various state, local, or non-U.S. tax consequences that may result from the Mergers or the other transactions contemplated by the Merger Agreement and does not address any U.S. federal tax consequences of any transaction other than as set forth above. In addition, no opinion is expressed as to any U.S. federal tax consequences of the Mergers or other transactions contemplated by the Merger Agreement except as specifically set forth herein, including any U.S. federal non-income tax consequences of the Mergers, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. This opinion does not address all aspects of U.S. federal income taxation that may be relevant to a U.S. holder of Jarden common stock in light of that U.S. holder’s particular circumstances or to a U.S. holder subject to special rules (such as a company that accumulates earnings to avoid U.S. federal income tax, a financial institution, a broker or dealer in securities, an insurance company, a regulated investment company, a real estate investment trust, a tax-exempt organization, a person who holds shares of Jarden common stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, a partnership or other pass-through entity for U.S. federal tax purposes, or a person who acquired shares of Jarden common stock pursuant to the exercise of options or otherwise as compensation).

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material U.S. federal income tax consequences of the Mergers, including the Proxy Statement-Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ JONES DAY